Exhibit 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF STARBOARD RESOURCES, INC.

Starboard Resources, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on June 28, 2012 (the “Certificate of Incorporation”).

2. Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIRST: The name of the Corporation is: Integra Oil and Gas, Inc.”

3. Article FOURTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of authorized shares which the Corporation is authorized to issue 150,000,000 shares of common stock having a par value of $ 0.001000 per share and 10,000,000 shares of preferred stock having a par value of $ 0.001000 per share.

The number of authorized shares of preferred stock or of common stock may be raised by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon.

The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide by resolution or resolutions for the issuance of the shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares included in any such series, and to fix the designation, powers, preferences and rights of the shares of any such series and the qualifications, limitations or restrictions thereof.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each class of capital stock of the Corporation.

A.           COMMON STOCK

1.   General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors.  The election of the Board of Directors will be by a plurality of the vote of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

2.   Voting. Subject to the rights of holders of any series of Preferred Stock, if any, the holders of the Common Stock are entitled to vote for each share of common stock held at all meetings of stockholders (and all written actions or consents in lieu of meetings); provided, however, that, except as provided by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one more other such series, to vote thereon pursuant to this Certificate of Incorporation.  There shall be no cumulative voting.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

3.   Dividends. Dividends may be declared and paid on the Common stock from funds lawfully available for such dividends when determined by the Board of Directors, subject to any preferential dividend or other rights of any then outstanding Preferred Stock.

4.   Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

B.                       PREFERED STOCK
1.   Preferred stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Corporation’s Board of Directors as provided herein.  Any shares of Preferred Stock that may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

2.   Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the Preferred Stock shares and by filing a certificate of designations in accordance with the Delaware General Corporation Law to determine and fix the number of shares and voting powers of each series, which voting powers may be full, limited, or no voting powers.  Said resolution or resolutions may also provide for dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full privileges and liquidation preferences as shall be stated in such resolutions, all to the full extent now or hereafter permitted by the Delaware General Corporation Law.  Without limiting the foregoing, the resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.”

4. Article FIFTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.”

5. Article SEVENTH, Section 2 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“2.           General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.”

6. Article EIGHTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“EIGHTH:  This Corporation shall be perpetual.”

7. Article ELEVENTH, Section 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“4.           Notification and Defense of Claim.  As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought.  With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee.  After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4.  Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article ELEVENTH.  The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.  The Corporation shall not be required to indemnify Indemnitee under this Article ELEVENTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent.  The Corporation shall not settle any action, suit, proceeding or investigation in any manner that would impose a penalty or limitation on Indemnitee without Indemnitee’s written consent.   Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any pending settlement.”

8. This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
All other provisions of the Certificate of Incorporation shall remain in full force and effect.